EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
March 14, 1997

Contact:    Randall B. Hale             F. Clayton Chambers
            Chairman                    Chief Financial Officer
            Brazos Sportswear, Inc.     Brazos Sportswear, Inc.
            (713) 529-0900              (513) 272-3600

                BRAZOS SPORTSWEAR, INC. AND SUN SPORTSWEAR, INC.
                           COMPLETE MERGER TRANSACTION

      CINCINNATI, March 14, 1997 - Brazos Sportswear, Inc. ("Brazos Sportswear") announced today the consummation of the merger of BSI Holdings, Inc. and Sun Sportswear, Inc. and the subsequent reincorporation of Sun Sportswear in Delaware under the name "Brazos Sportswear, Inc." Sun Sportswear was previously traded on the Nasdaq National Market under the symbol SSPW. The surviving corporation of the merger, Brazos Sportswear, will begin trading under the symbol "BRZS" on Monday, March 17, 1997.

      Randall B. Hale, Chairman of Brazos Sportswear, stated "We are excited about the future prospects of the combined Brazos Sportswear and Sun Sportswear company. Brazos Sportswear is well positioned to continue as one of the fastest growing apparel companies in the United States."

      Shareholders of Sun Sportswear prior to the merger, other than Seafirst Bank, who did not elect to retain their shares received $2.20 per share for 50% of such shares and the remaining shares were converted into Brazos Sportswear common stock based on the one-for-five conversion ratio in the reincorporation merger. Seafirst received $2.20 per share for 59.5% of its Sun shares in a combination of a note and cash, with its remaining shares being converted into Brazos Sportswear common stock. Brazos Sportswear now has approximately 5.4 million shares of common stock outstanding.

      In accordance with the merger, Randall B. Hale, Nolan Lehmann, Alan Elenson, Michael S. Chadwick, J. Ford Taylor and F. Clayton Chambers have become the directors of Brazos Sportswear, Messrs. Taylor and Chambers have been elected president and chief executive officer, and vice president and chief financial officer, respectively. The company's principal executive office will be located in Cincinnati, Ohio.

      Brazos Sportswear, Inc. is one of the fastest growing apparel companies in the United States. Brazos Sportswear is a manufacturer and distributor of decorated sportswear with annualized revenues of approximately $250 million. Brazos Sportswear operates facilities in eleven states and sells products throughout the United States and Japan to over 12,000 customers.

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